Exhibit (j)

Cohen & Co.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 26, 2016, relating to the financial statements and financial highlights of Frontier MFG Global Equity Fund, Frontier MFG Global Plus Fund, Frontier MFG Core Infrastructure Fund, Frontier Timpani Small Cap Growth Fund, Frontier Netols Small Cap Value Fund, and Frontier Phocas Small Cap Value Fund (the “Funds”), each a series of Frontier Funds, Inc., for the year ended June 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

October 27, 2016

COHEN & COMPANY, LTD.

800.229.1099│866-818-4538 Fax│cohencap.com

Registered with the Public Company Accounting Oversight Board